UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SL GREEN REALTY CORP.
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SL GREEN REALTY CORP.

Supplemental Information Regarding Proposal 2 (Advisory Vote on the Compensation of our Named Executive Officers) and Proposal 3 (Approval of our Third Amended and Restated 2005 Stock Option and Incentive Plan)

As we approach SL Green Realty Corp.’s (“SL Green,” the “Company” or “our”) Annual Meeting of Stockholders to be held on June 13, 2013, we ask for your support for the Board’s recommendation for each of the proposals in the 2013 Proxy Statement.  In particular, we draw your attention to Proposal 2, the Advisory Vote on the Compensation of our Named Executive Officers, and Proposal 3, the Approval of our Third Amended and Restated 2005 Stock Option and Incentive Plan (the “Plan”).  We were disappointed to learn that Institutional Shareholder Services Inc. (“ISS”), a proxy advisory service, has recommended that stockholders vote against Proposal 2 and Proposal 3.  We strongly disagree with ISS and encourage you to vote FOR our Advisory Vote on the Compensation of our Named Executive Officers and FOR the approval of our Third Amended and Restated 2005 Stock Option and Incentive Plan.

As you evaluate Proposals 2 and 3, we believe that, in addition to the information contained in our 2013 Proxy Statement, you should carefully consider the important information provided below. We have also attached written correspondence that we previously sent to ISS addressing ISS’s recommendations that you should also consider.

Superior TRS Performance

One of the primary objectives of our Compensation Committee is to ensure that the Company provides a competitive and comprehensive compensation program that allows us to attract, retain and properly incentivize a top-performing management team to achieve success in a highly-competitive New York City commercial real estate market.  We believe the effectiveness of our compensation program is evidenced by the high-degree of alignment of management and stockholder interests which has contributed to our market outperformance as demonstrated by our total return to stockholders performance as set forth below:

Comparative Total Return to Shareholders (“TRS”) for periods ended December 31, 2012

	One-Year TRS	Three- Year TRS	Five-Year TRS	Ten-Year TRS	Fifteen-Year TRS
Russell 3000	16.42%	37.52%	10.65%	109.59%	101.71%
S&P 500	16.00%	36.30%	8.59%	98.58%	91.91%
ISS Peer Group(1)	16.02%	55.21%	41.24%	252.08%	384.97%
SNL Office REIT Index	14.56%	38.91%	7.38%	124.27%	147.33%
SL Green Realty Corp.	16.64%	56.99%	-8.25%	223.13%	429.77%

In fact, we were pleased that ISS recognized the strong absolute alignment between our CEO pay and TRS over the last five years, noting that our absolute alignment, as measured by ISS, was better than 84% of the companies in the Russell 3000 index.  However, we believe that ISS, in its subjective analysis, placed too much emphasis on the Company’s returns for the five-year period ended December 31, 2012, which coincided with the onset of the severe U.S. financial markets recession/depression that had a material adverse impact on the United States and New York City in particular.  The facts demonstrate that the returns generated by the Company during this five-year period are inconsistent with the returns generated by the Company in most other time-periods, which were far superior. In fact, as demonstrated above, the Company has significantly outperformed REITs in the office sector and the broader market during each of the one-year, three-year, ten-year and fifteen-year periods ended December 31, 2012.

Pay-for-Performance Alignment vs. True Competitors

The New York City marketplace is one of the most competitive in the world from both a real estate and compensation perspective.  The Company’s true competitors (both in terms of real estate and key executives) are not limited to other public companies doing business in New York City but rather consist primarily of top performing opportunity funds (Blackstone, Apollo, Cerberus, Starwood, etc.), the international funds (Mideast, Canadian, German, etc.), and wealthy private groups (Tishman Speyer, Related Companies, etc.).  To be successful in the

(1)  The ISS Peer Group consists of Apartment Investment and Management Company; AvalonBay Communities, Inc.; Boston Properties, Inc.; CommonWealth REIT; Digital Realty Trust, Inc.; Duke Realty Corporation; Equity Residential; General Growth Properties, Inc.; HCP, Inc.; Health Care REIT, Inc.; Kimco Realty Corporation; Liberty Property Trust; Mack-Cali Realty Corporation; Prologis, Inc.; Public Storage; The Macerich Company; Ventas, Inc.; and Vornado Realty Trust.

demanding New York City office real estate market (SL Green is the largest owner of office buildings in Manhattan) requires having the most talented team and a compensation program structured to attract and retain the best and brightest in one of the most expensive cities in the world.  Because of the characteristics of the New York office market, peer data drawn from a broad range of non-New York REITs with similar revenues and equity market capitalization, such as the peer data utilized by ISS in its pay for performance evaluation, does not, by itself, provide a complete picture regarding the competitive landscape.  We believe that the Company’s CEO and executive compensation is well aligned with its risk-adjusted performance when compared to compensation earned by executives at a more narrowly tailored set of competitors, many of which are not public companies required to publicly report executive compensation. Even utilizing the peer group constructed by ISS, none of ISS’s quantitative tests raised a high level of concern.  ISS calculated our CEO’s pay to be 1.5x the median of the peer group constructed by ISS, which equated to a “low” concern significantly below the level (2.33x) that would trigger elevated concern. Furthermore, the Company’s total General and Administrative expenses as a percent of Total Assets (0.50%) for 2012 was below the average and median for the ISS peer group as set forth below (based on information available from public filings):

G&A Expense as a Percentage of Total Assets — ISS Peer Group

	2010	2011	2012
75th Percentile	0.41%	0.43%	0.37%
50th Percentile	0.59%	0.55%	0.53%
25th Percentile	0.89%	0.83%	0.84%
Average	0.63%	0.60%	0.61%
SL Green Realty Corp.	0.59%	0.52%	0.50%

Also, the Company’s General and Administrative expenses as a percent of Gross Revenue (5.13%) for 2012 was well within the range of the average and median measures for the ISS selected peer group as set forth below (based on information available from public filings):

G&A Expense as a Percentage of Total Revenues — ISS Peer Group

	2010	2011	2012
75th Percentile	3.00%	3.02%	3.28%
50th Percentile	4.90%	4.76%	4.47%
25th Percentile	6.83%	5.52%	6.79%
Average	5.32%	4.87%	4.87%
SL Green Realty Corp.	5.57%	5.43%	5.13%

Furthermore, the Company’s General and Administrative expenses as a percent of Total Assets and Gross Revenue have declined sequentially every year since 2010 up to and including 2012.

Even though the Company has generated strong absolute and relative levels of TRS, the Compensation Committee believes that compensation awards should not be determined based solely on any single measure of performance, including relative TRS measures, but rather should be reflective of a holistic review of the performance of both the Company and our executives that accounts for a wide range of financial and operational performance metrics.  These numerous achievements are specifically highlighted in the Executive Summary of the Compensation Discussion and Analysis section of the Company’s 2013 Proxy Statement.

Short-Term Bonus Program: Well Aligned with Transparent Company Goals

The Company’s short-term executive compensation is directly linked to its long term and short term performance.  SL Green has been a leader in disclosing specific company goals and objectives and recapping every December in our Investor Day Conference how Company performance for the year ending compared to the stated goals.  Annual bonuses are determined by the Compensation Committee after careful study of relevant criteria, both objective and subjective, regarding company performance.  The Compensation Committee believes it critically important for it to be able to consider many factors in the  bonus process and have the flexibility necessary to recognize executive’s achievements in light of dynamic market conditions. Even the most thoughtfully crafted fixed performance hurdles can produce the wrong incentives when measured a year or more later (e.g., market conditions can very quickly result in short-term acquisition, disposition, development and balance sheet objectives changing).  As a result of the transparency of the Company’s disclosure regarding its short-term goals, stockholders receive the benefits in accountability that formulaic bonus programs offer without sacrificing the flexibility necessary to continue to properly incentivize management in the context of changing market conditions.  The conclusions of the Compensation Committee are established in conjunction with the Company’s compensation advisors consisting of Gressle & McGinley LLC who has been retained by the Compensation Committee and FTI Consulting Inc. who has been retained by management and then are tested for reasonability and appropriateness by working closely with ISS Consulting Group.  In light of the robust disclosure that the Company provides to its stockholders regarding specific company goals and objectives and the strong absolute alignment between our CEO pay and TRS over the last five years, as measured by ISS, we strongly disagree with ISS’s subjective criticism of our annual bonus program based on a lack of disclosure of specific goals’ targets and weightings.

Strong Alignment Through Equity Compensation

SL Green’s compensation policy has been designed in a manner that requires executives to receive a significant portion of total compensation in the form of at risk equity grants that incorporate meaningful long term vesting and/or “no-sell” provisions.  We believe strongly in this policy as it is a critical retention tool and creates better performance alignment with our stockholders than cash awards.  For example, for 2012, the Company intends to provide approximately 70% of our CEO’s annual bonus in the form of equity subject to a two-year no-sell provision provided that the Plan is approved.  Further, we believe that the Company has distributed its equity grants appropriately among its executives and employees. In comparison with the Company’s GICS group (4040 — Real Estate), equity grants in 2012 to our CEO (18.77%) and named executive officers (45.86%) as a percentage of total equity grants were below the GICS median (22.06% and 52.15%, respectively) and average (22.87% and 49.48%, respectively) based on data reported by ISS.  In addition, a significant portion of long-term incentive compensation is subject to performance-based vesting based on the achievement of absolute total stockholder return or other objective hurdles, which further promotes alignment with our stockholders.

Given SL Green’s focus on alignment with stockholders, the need to have available equity currency to properly compensate Company personnel throughout the Company is critical.  As there are currently no shares available under the Company’s current equity plan, the approval of the Plan is critical to maintain this focus. The Plan is expected to provide sufficient capacity to cover approximately five years of additional equity awards for the Company.  We were pleased that ISS agreed with us that that the size of the Plan is reasonable.  ISS, in analyzing the requested plan upsizing, noted, among other things, that “the shareholder value transfer appears to be within a reasonable range”, “the equity burn rate is reasonable”, and “3-year average burn rate is 2.32% as against an industry burn rate cap of 3.25%.”  However, we were disappointed that ISS nevertheless chose to recommend against the approval of the Plan principally based on its subjective analysis of our pay for performance alignment that we believe was flawed for the reasons set forth above.  We believe that the approval of the Plan is critical to maintaining the strong alignment between management and stockholder interests.  Should the SLG equity plan upsize be rejected, it would put the Company in the unfortunate position of being forced to utilize cash in lieu of equity in order to carry out its compensation program, which we do not believe would be in the best interests of stockholders.

*     *     *

We at SL Green remain committed to delivering value for our stockholders.  To that end, we believe that ISS’ recommendations with respect to the Advisory Vote on the Compensation of our Named Executive Officers and the Approval of our Third Amended and Restated 2005 Stock Option and Incentive Plan are inappropriate.  We continue to recommend a vote FOR Proposal 2 and Proposal 3.

Exhibit to Schedule 14A

June 1, 2013

Kathryn Cohen

ISS Governance

702 King Farm Boulevard

Suite 400

Rockville, MD 20850

Re:  ISS Review of SL Green 2013 Proxy

Dear Ms. Cohen:

I would like to take this opportunity to respectfully address the conclusions in the ISS report issued on May 30, 2013 regarding SL Green Realty Corp. (“SLG” or “Company”), which recommends that shareholders vote “Against” the Advisory Vote to Ratify Named Executive Officers’ Compensation (“Say-on-Pay” or “SOP”) and the upsizing of the Omnibus Stock Plan (“Upsizing”).  We appreciate the input that ISS has recently and historically provided us and we always take it under serious consideration.

That said, we take strong exception to the recently issued ISS recommendations and respectfully ask that you reconsider your position as certain critical and material facts that should have been available to you and considered as part of your review were apparently not provided nor considered.

Accordingly, we ask that you consider the below additional critical facts and data points that were not available or utilized by you at the time of your review.  We suggest that, had these facts been available and utilized at the time of your review you may well have reached a different and positive recommendation.

Say-on-Pay

ISS makes the statement that “CEO compensation remains consistently high in the past five years, ranging from $8.6 million to $22.9 million. A $100 investment made five years ago was worth $92.16 at the end of 2012.  The lack of disclosed goals and weightings on various stated measures do not allow shareholders to gauge the rigor of the program.  Given the rebound in company’s stock within the last three years, the CEO earned sizable payout aggregating $18.97 million from the 2010 Notional Unit Plan.”

•                  While the selection of a five-year period to evaluate performance is a natural time frame to consider, a critical issue is selecting the appropriate 5-year period and making certain that the selected 5-year period’s results are representative and consistent with the broader company results over a number of specific time periods.  The facts demonstrate that the specific five year period 2008-2012 ISS selected, is in a vacuum inconsistent with the performance facts within the 5-year period and within an expanded 10-year period. We believe that as ISS elected to override its objective test results as its sole determinant and desired to subjectively look at a performance period beyond its standard one-and three-year formulaic in place objective periods, then it should have also evaluated other connected relevant multiple time periods to fully test its subjective conclusion.  We understand that you were not provided with additional critical facts and data points concerning these related performance periods. As illustrated in the attached analysis, while the 5-year TSR was, as you correctly state -8.10%, the 1-year return was 16.61%, the 3-year return 57%, the four-year return 216.54%, the nine-year return, which mirrors my tenure as CEO 135.92%, the ten-year return 223.13%.  We believe, had you had those facts at hand at the time of your report review, the recommendation reached would have been different. Every period within the most recent 5 and 10-year time frame demonstrates good, absolute and relative TSRs with a matching of Pay for Performance, except for the one 5-year period 2008-2012.  In fact, our annual return has been positive in 7 out of the last 10 individual years (2003 – 2012), with 2008 (the year in which the global financial crisis reached its peak and the first year looked at in the current cumulative five-year return, being our worst, primarily due to global economic events that were far beyond the control of our NEOs that resulted in near depression-like conditions in the New York City office market due to the disproportionate share of financial services firms resident there) an anomaly.  The additional 5-year period 2008-2012 selected by ISS is not at all representative of the company pay vs. performance during virtually all of the 5-year periods and 10-year periods, as above.

•                  As part of its objective quantitative tests, ISS utilizes a measure of five-year CEO compensation that evaluates the absolute alignment of CEO compensation to company TRS performance. Under this objective test, which covers the same 2008 – 2012 performance period highlighted above, our absolute alignment was calculated as a +11, which according to ISS was better than 84% of companies in the Russell 3000 index. I respectfully suggest that this objective finding would appear to contradict the concern voiced in the subjective ISS commentary on the same 5-year period.  I would also relate that my average CEO compensation has meaningfully decreased in the 2007-2012 time period from that of prior years.

•                  While the fact that I ultimately “realized” $18.97 million under the 2010 Notional Unit Plan (“NUP”) is indisputable, I believe this performance reward is taken out of context and highlighted incorrectly by ISS as an indicator of poor pay for performance alignment based on incorrect facts as follows:

o                 This plan payout is mentioned in the same paragraph with the discussion of ISS’ five-year compensation concern, which is factually inaccurate as the two are not directly comparable. While ISS expresses concern about the Company’s TRS performance over the five-year period 2008 – 2012, the 2010 NUP, as designed, measured performance over the three-year period of 12/1/09 – 12/1/12, during which time a $100 investment in our stock would have grown to $169.24, which is apples to apples.  The ISS example of a $100 investment being worth $92.16 is misleading and inaccurate as it doesn’t correctly match the related time periods (ISS example is based on 5 years while the plan performance test is 3 years and the actual periods are different as well).

o                 The value of the $18.97 million 2010 NUP plan award represents the amount realized I realized upon the conclusion of the 2010 NUP’s three-year performance period, of which 50% of the award vested in 2012, as disclosed in our 2013 proxy with the remaining 50% still at risk through an extended vesting period of two years. This award is based solely on the meaningful TRS generated through the performance period of 69.24% as described above. The ISS report uses the “appreciated” realization award value which is a serious deviation from the traditional methodology that ISS has historically utilized, which is the “grant date” value and which historically is utilized by most companies. Virtually all disclosures (SEC, ISS, etc.) utilize grant date values. In prior 2010 NUP plan years, ISS never expressed a concern with either the design of the program or the portion allocated to me or other NEO’s. Further, mixing the “grant” date value with the ultimate “appreciated” value at time of receipt is misleading and not apples to apples.

o                 As a company, we incorporate meaningful long term vesting and “no-sell” provisions into our equity awards.  The awards are extended and largely back-ended. These provisions are viewed favorably by our shareholders, create excellent alignment, and are a retention tool over a long-term period. Because of these extended back end vesting awards, a significant amount of my previously granted equity awards vested in 2012 which created “sizable” long term awards vesting in 2012, which was reflective of the Company’s strong performance.

ISS makes the statement that “…CEO pay levels have consistently been well above median of peers over this period, driven largely by sizable equity grants awarded to CEO Holliday under his extended employment agreement in 2010 – averaging out over the three years 2010-2012, CEO total pay is approximately twice the median of peers”

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•                  As part of its initial quantitative tests, ISS utilizes an objective measure to evaluate CEO pay as a multiple of the median of the peer group to ensure that regardless of relative performance a company is still within a reasonable percentage of comparable company CEO compensation. Under this objective test our multiple of median for 2012 was calculated as 1.5x, which equated to a “low” concern and is significantly below triggering a medium concern level, which would be indicated by a multiple of median in excess of 2.33x.

•                  We believe that subjectively evaluating our three-year average compensation in a similar fashion is also a deviation from normal ISS policy of only evaluating the current year’s compensation in this manner. However, if you do compare my three-year CEO compensation to the median of the ISS selected peer group, our average compensation, as illustrated in the attached exhibit, is still meaningfully below the threshold for triggering a medium level of concern. We believe that this result is inconsistent with the concern raised by ISS that “twice the median of peers” is “well above” when a 2.2x multiple of median in the one-year test would trigger a “low” concern.

ISS makes the statement that “While the increase in the bonus award may be consistent with the company’s financials, the magnitude of the total award appears relatively large given that the company’s TSR still lags industry peers.  Notably, the $6.5 million bonus payment nears the median of total pay of CEO peers from ISS’ derived peer group. Further, while the company discloses that the bonus determined in part on the executive’s performance of pre-determined corporate performance goals (for which broad categories are disclosed), the specific goals’ targets and weightings are not disclosed.  The lack of disclosure on the specific goals’ targets and weightings do not allow shareholders to gauge the rigor of the bonus program and if payouts are reasonable”

•                  We are pleased that ISS has acknowledged that the CEO bonus awarded to me for 2012 performance is consistent with the company’s financials, meaning that financial performance has been strong and the bonus reflects that and that we are awarding bonuses for the achievement of key corporate financial objectives as described in our proxy statement.

•                  We believe that the magnitude of the award should not be determined based solely on any single measure of performance, including relative TRS measures, but rather should be reflective of a holistic review of the performance of both the Company and our NEOs. Additionally, we believe that over a short-term annual period TRS is not necessarily an appropriate reflection of the overall performance a company, but rather is more suited to evaluation over a longer term and as such is the basis for determining the ultimate award value of our multi-year performance awards under the 2010 NUP, 2011 Outperformance Plan and a portion of the awards granted to our NEOs in connection with the renewal of their employment agreements.

•                  With respect to the disclosure of specific goals, targets and weightings of annual bonus awards, ISS does employ a quantitative test to determine if those amounts are reasonable. As the annual bonus award only makes up a portion of total compensation, which is measured under the one-year multiple of median test, for which we scored a 1.5x, which triggers a “low” concern, we believe that it is reasonable to assume that the resulting bonus under our discretionary bonus program is not only consistent with our financial performance, but is reasonable compared to the ISS selected peer group on a relative basis.

Upsizing

With respect to the upsizing, ISS concludes that “…Note that the company is seeking shareholder approval for 6.4 million new shares in the 2005 Plan.  Given that the distribution of equity awards to the named executive officers is high at 45.86 percent in 2012 and 59 percent for the average three years, a vote Against the equity plan is warranted.”

3

•                  The company has worked carefully to stay within the quantitative parameters established by ISS for an upsizing and in its report ISS has acknowledged that both our SVT and the number of shares we are requesting are appropriate.  ISS has further acknowledged that our equity plan does not contain any problematic pay or governance issues (i.e., no repricing of stock options or dividends awarded on unvested performance shares).

•                  ISS criticizes the fact that the distribution of equity awards to our NEOs is “high”. We believe that this is a factually inaccurate conclusion for the following reasons:

o                 Our three-year average Burn Rate has been calculated by ISS as 2.32%, which is well below the industry burn rate cap of 3.25%, which we believe is indicative of the fact that we have not been “abusive” in our equity grant practices.

o                 The amount of equity awarded to our NEOs is higher than comparable companies in large part due to our compensation philosophy, which highly favors the issuance of equity, largely performance-based, over cash. Our compensation program has generally provided our NEOs with 75% of their total compensation in the form of equity, which is looked upon favorably by our shareholders for retention purposes and the promotion of strong shoulder-to-shoulder alignment with shareholder interests and which is far in excess of what other comparable companies have done.

o                 Despite the abovementioned highly skewed equity-focused compensation program, the percentage of equity granted to our NEOs as presented by ISS in its report for 2012 of approximately 46% is below both the GICS median (52%) and average (49%), which we believe is inconsistent with ISS’ conclusion that such grants are “high”.

We have historically been proactive in our approach to executive compensation, maintaining a balanced and aligned compensation program.  In doing so, we actively engage shareholders, employ 2 compensation consultants and in various instances have worked with ISS Corporate Consulting Service, all to ensure that our compensation programs and governance practices are best in class. We feel that our process and the extensive due diligence we have performed, which resulted in two “low” concerns and one “medium” concern on the ISS objective quantitative tests, have demonstrated our commitment to a corporate culture that promotes good governance, sound pay practices and strong pay-for-performance alignment.

Summary

In conclusion, based upon the presentation of new meaningful critical facts not previously presented and not utilized in your original report, we would respectfully ask you to reconsider your “Against” recommendations on our “Say-on-Pay” and “Upsizing” proposals.  The additional facts and data points we have provided herein are critical and we believe support a “For” recommendation by you.  I would welcome the opportunity to directly discuss this with you.  Thank you for your consideration.

Sincerely yours,

Marc Holliday

Chief Executive Officer

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SL Green Realty Corp.

Total Return to Shareholders Analysis

Cumulative TRS Data Points

	Company	Ticker Symbol	Four-Year TRS (1/1/09 - 12/31/12)	Seven-Year TRS (1/1/06 - 12/31/12)	Nine-Year TRS (1/1/04 - 12/31/12)
1	SL Green Realty Corp.	SLG	216.54%	17.72%	135.92%

Annual TRS Data Points

	Company	Ticker Symbol	2003 TRS (1/1/03 - 12/31/03)	2004 TRS (1/1/04 - 12/31/04)	2005 TRS (1/1/12 - 12/31/12)	2006 TRS (1/1/06 - 12/31/06)	2007 TRS (1/1/07 - 12/31/07)	2008 TRS (1/1/08 - 12/31/08)	2009 TRS (1/1/09 - 12/31/09)	2010 TRS (1/1/10 - 12/31/10)	2011 TRS (1/1/11 - 12/31/11)	2012 TRS (1/1/12 - 12/31/12)
1	SL Green Realty Corp.	SLG	36.97%	53.52%	30.54%	77.73%	-27.81%	-71.02%	101.64%	35.26%	-0.49%	16.64%

SL Green Realty Corp.

Three-Year Multiple of Median Analysis

ISS Derived Peer Group

#	Company	Ticker Symbol	2012 CEO Compensation (1)	2011 CEO Compensation (1)	2010 CEO Compensation (1)	Average 2010 - 2012 Total Compensation
1	Apartment Investment and Management Co.	AIV	$4,652,510	$4,281,515	$4,109,463	$4,347,829
2	AvalonBay Communities, Inc.	AVB	$3,832,343	$3,317,399	$4,317,909	$3,822,550
3	Boston Properties, Inc.	BXP	$10,673,309	$993,445	$8,095,066	$6,587,273
4	CommonWealth REIT	CWH	NA	NA	NA	NA
5	Digital Realty Trust, Inc.	DLR	$5,762,150	$5,357,687	$5,042,510	$5,387,449
6	Duke Realty Corporation	DRE	$3,861,245	$3,239,022	$2,306,519	$3,135,595
7	Equity Residential	EQR	$6,372,619	$11,307,446	$4,268,647	$7,316,237
8	General Growth Properties, Inc.	GGP	$4,216,387	$8,731,398	$53,275,790	$22,074,525
9	HCP, Inc.	HCP	$11,798,683	$13,762,652	$7,973,819	$11,178,385
10	Health Care REIT, Inc.	HCN	$12,321,589	$7,400,176	$6,510,825	$8,744,197
11	Kimco Realty Corporation	KIM	$3,329,519	$4,033,226	$2,381,272	$3,248,006
12	Liberty Property Trust	LRY	$5,952,854	$2,799,661	$2,753,394	$3,835,303
13	Mack-Cali Realty Corporation	CLI	$3,766,025	$3,939,314	$3,900,611	$3,868,650
14	ProLogis, Inc.	PLD	$9,340,746	$4,697,818	$5,204,390	$6,414,318
15	Public Storage	PSA	$15,339,125	$2,759,800	$2,009,800	$6,702,908
16	Macerich Company	MAC	$8,381,605	$8,736,387	$8,987,393	$8,701,795
17	Ventas, Inc.	VTR	$11,166,819	$18,498,831	$8,541,106	$12,735,585
18	Vornado Realty Trust	VNO	$7,709,646	$8,202,586	$9,940,955	$8,617,729

	Average		$7,557,481	$6,591,668	$8,212,910	$7,454,020

	75th Percentile		$10,673,309	$8,731,398	$8,095,066	$8,701,795
	50th Percentile		$6,372,619	$4,697,818	$5,042,510	$6,587,273
	25th Percentile		$4,216,387	$3,317,399	$3,900,611	$3,868,650

19	SL Green Realty Corp.	SLG	$10,280,655	$8,615,153	$24,840,351	$14,578,720

			Three-Year SLG Multiple of Median			2.21

(1)   CEO compensation respesents amounts found in each company’s most recent summary compensation table in proxy statement.